Exhibit 3.2

Wyoming Secretary of State	For Office Use Only
2020 Carey Avenue, Suite 700
Cheyenne, WY 82002-0020

Ph. 307.777.7311
Fax 307.777.5339
Email: Business@wyo.gov

Profit Corporation
Articles of Amendment

1. Corporation name:
Headtrainer, Inc.

I
2. Article number(s)		is amended as follows:

The name of the Corporation is XSports Global, Inc.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

N/A

4. The amendment was adopted on
(Date – mm/dd/yyyy)

P-Amendment – Revised October 2015

5. Approval of the amendment: (Please check only one appropriate field to indicate the party approving the amendment.)

Shares were not issued and the board of directors or incorporators have adopted the amendment.
OR

Shares were issued and the board of directors have adopted the amendment without shareholder approval, in compliance with W.S. 17-16-1005.
OR

Shares were issued and the board of directors have adopted the amendment with shareholder approval, in compliance with W.S. 17-16-1003.

Signature:	Date:
(May be executed by Chairman of Board, President or another of its officers.)		(mm/dd/yyyy)

Bob Finigan
Print Name:		Contact Person:

Title:	Chief Executive Officer
Daytime Phone Number:

Email:

(Email provided will receive annual report reminders and filing evidence.)
*May list multiple email addresses

Checklist
Filing Fee: $50.00 Make check or money order payable to Wyoming Secretary of State.
Please submit one originally signed document.
Typical processing time is 3-5 business days following the date of receipt in our office.
Please review form prior to submitting to the Secretary of State to ensure all areas have been completed to avoid a delay in the processing time of your documents.

P-Amendment – Revised October 2015